As filed with the Securities and Exchange Commission on March 17, 2006
Registration No. 333-68743

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933
___________

EFC Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-4193304 (I.R.S. Employer Identification No.)
1695 Larkin Avenue Elgin, Illinois 60123 (Address, including zip code of registrant’s principal executive office)
__________________________

EFC BANCORP, INC. 1998 STOCK-BASED INCENTIVE PLAN
(Full title of the plan)
___________

Jennifer R. Evans, Esq.
MAF BANCORP, INC.
55th & Holmes
Clarendon Hills, Illinois 60514
(630) 986-7544
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Thomas P. Desmond, Esq.
VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.
222 North LaSalle Street
Chicago, Illinois 60601
(312) 609-7500

EXPLANATORY NOTE

Deregistration of Securities

On December 11, 1998, EFC Bancorp, Inc., a Delaware corporation (“EFC”), filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (File No. 33-68743) (the “Registration Statement”) registering a total of 1,048,800 shares of its common stock, par value $0.01 per share, for issuance and sale pursuant to the EFC Bancorp, Inc. 1998 Stock-Based Incentive Plan (the “Plan”). Of the shares of common stock initially registered, 143 shares have not been issued.

As a result of EFC’s merger into MAF Bancorp, which became effective January 31, 2006, all outstanding options to purchase EFC common stock granted pursuant to the Plan were either cancelled or converted into options to purchase MAF Bancorp common stock. Accordingly, shares of EFC common stock may no longer be issued pursuant to the Plan. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister 143 shares of common stock of EFC formerly available for issuance under the Plan and registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Clarendon Hills, State of Illinois, on this 17th day of March, 2006.

MAF BANCORP, INC., as successor by merger to EFC Bancorp, Inc.

By:	/s/ Allen H. Koranda
Allen H. Koranda Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Allen H. Koranda Allen H. Koranda	Chairman of the Board and Chief Executive Officer (principal executive officer)	March 17, 2006
/s/ Kenneth Koranda Kenneth Koranda	President and Vice Chairman of the Board	March 17, 2006
/s/ Jerry A. Weberling Jerry A. Weberling	Executive Vice President, Chief Financial Officer and Director (principal financial officer)	March 17, 2006
/s/ M. Christine Roberg M. Christine Roberg	First Vice President and Controller (principal accounting officer)	March 17, 2006
/s/ Robert J. Bowles, M.D. Robert J. Bowles, M.D.	Director	March 17, 2006
/s/ David C. Burba David C. Burba	Director	March 17, 2006
/s/ Terry A. Ekl Terry A. Ekl	Director	March 17, 2006
/s/ Harris W. Fawell Harris W. Fawell	Director	March 17, 2006

/s/ Joe F. Hanauer Joe F. Hanauer	Director	March 17, 2006
/s/ Barbara L. Lamb Barbara L. Lamb	Director	March 17, 2006
/s/ Edward Mentzer Edward Mentzer	Director	March 17, 2006
/s/ Thomas R. Perz Thomas R. Perz	Director	March 17, 2006
/s/ Raymond S. Stolarczyk Raymond S. Stolarczyk	Director	March 17, 2006
/s/ F. William Trescott F. William Trescott	Director	March 17, 2006
/s/ Lois B. Vasto Lois B. Vasto	Director	March 17, 2006
/s/ Andrew J. Zych Andrew J. Zych	Director	March 17, 2006
/s/ Leo M. Flanagan, Jr. Leo M. Flanagan, Jr.	Director	March 17, 2006